Putnam Global Equity Fund, as of October 31, 2017, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	10,331
Class B	94
Class C	164
Class M	111

72DD2 (000s omitted)

Class R	5
Class R6	219
Class Y	523

73A1

Class A	0.196
Class B	0.104
Class C	0.106
Class M	0.138

73A2

Class R	0.148
Class R6	0.249
Class Y	0.229

74U1	(000s omitted)

Class A	48,730
Class B	700
Class C	1,347
Class M	716

74U2	(000s omitted)

Class R	38
Class R6	1,057
Class Y	2,162

74V1

Class A	15.29
Class B	13.63
Class C	14.35
Class M	14.59

74V2

Class R	15.16
Class R6	15.87
Class Y	15.81

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.